Exhibit 3.77

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A CORPORATION TO A

LIMITED LIABILITY COMPANY PURSUANT TO

SECTION 18-214 OF THE LIMITED LIABILITY ACT

1. The jurisdiction where the Corporation first formed is Delaware

2. The jurisdiction immediately prior to filing this Certificate is Delaware

3. The date the corporation first formed is June 5, 1996

4. The name of the Corporation immediately prior to filing this Certificate is Independence Material Handling Company

5. The name of the Limited Liability Company as set forth in the Certificate of Formation is Independence Material Handling, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 21st day of December, A.D. 2005

By:	/s/ Joseph W. Bean
Name:	Joseph W. Bean

CERTIFICATE OF FORMATION

OF

INDEPENDENCE MATERIAL HANDLING, LLC

1.	The name of the limited liability company is Independence Material Handling, LLC.

2.	The address of its registered office in the State of Delaware Is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3,	This Certificate of Formation shall be effective immediately upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of this 2nd day of December 2005.

By:	/s/ Joseph W. Beam
Joseph W. Beam, Authorized Person